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                                                                   Exhibit 1(ii)

                             PAINEWEBBER INDEX TRUST

                   CERTIFICATE OF VICE PRESIDENT AND SECRETARY

         I, Amy R. Doberman, Vice President and Secretary of PaineWebber Index Trust ("Trust"), hereby certify that the board of trustees of the Trust adopted the following resolutions at a meeting held on May 9, 2001, that the resolutions will become effective on June 4, 2001, and that the Amended and Restated Schedule A attached to this certificate is a true copy of the Amended and Restated Schedule A to the Trust's Trust Instrument that was approved by the board of trustees at its May 9, 2001 meeting:

                  RESOLVED, that pursuant to Section 8 of Article X of the Trust's Trust Instrument, the name of the Trust be, and it hereby is, changed from "PaineWebber Index Trust," to "Brinson Index Trust;" and that the Trust Instrument be, and it hereby is, amended as follows:

                  The last sentence of the introductory paragraph of the Trust Instrument is amended to read as follows: "The name of the Trust created by this Trust Instrument is Brinson Index Trust."

                  Section (m) of Article I of the Trust Instrument is amended to read as follows: "(m) "Trust" means Brinson Index Trust established hereby, and reference to the Trust, when applicable to one or more Series, refers to that Series."

                  All other references in the Trust Instrument to PaineWebber Index Trust are changed to Brinson Index Trust.

                  and be it further

                  RESOLVED, that pursuant to Section 8 of Article X of the Trust's Trust Instrument, the names of certain of the Series of the Trust shall be changed from "PaineWebber S&P 500 Index Fund" to "Brinson S&P 500 Index Fund," and be it further




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                  RESOLVED, that Schedule A of the Trust's Trust Instrument be, and it hereby is, amended and restated to reflect the name changes of the above referenced Series.

Dated:  May 11, 2001                        By: /s/ Amy R. Doberman
                                               --------------------
                                                Amy R. Doberman
                                                Vice President and Secretary
                                                Brinson Index Trust

New York, New York (ss)

Subscribed and sworn to before me this 9th day of May, 2001.

/s/ Evelyn De Simone
--------------------
Notary Public




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                        Schedule A to Trust Instrument of
                               Brinson Index Trust

                     (as Amended and Restated June 4, 2001)

Series of the Trust

Brinson S&P 500 Index Fund

Classes of Shares of Series

An unlimited number of shares of beneficial interest have been established by the Board as Class A shares, Class C shares and Class Y shares of the above Series. Each of the Class A shares, Class C shares and Class Y shares of the Series represents interests in the assets of only that Series and has the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of shares, except as provided in the Trust's Trust Instrument.